Exhibit 3.3

CERTIFICATE OF
FIRST AMENDMENT TO
BYLAWS OF
SONASOFT, CORP.
A CALIFORNIA CORPORATION

This first amendment to the Bylaws of Sonasoft, Corp., a California Corporation was adopted by the Board of Directors of Sonasoft on September 26, 2003

The original Section 2.02 is deleted in its entirety. The following is substituted in its place:

Number of Directors

[Corp. Code § 212(a)]

Section 2.02.
The number of directors of this corporation shall be four.

All remaining provisions of the Bylaws remain in full force and effect.

W. Patrick Kelley, Sr., Attorney ♦ 66 Linoberg Street Sonora, CA ♦ (650) 327-4366

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CERTIFICATE OF SECRETARY
[Corp. Code § 314]

I certify that:

1.	I am the Secretary of Sonasoft, Corp.

2.	The above amendment to the Bylaws of the Corporation was approved by the Board of Directors on September 26, 2003, by unanimous vote at a specially called meeting.

/s/ W. Patrick Kelley, Sr.
W. Patrick Kelley, Sr., Secretary

W. Patrick Kelley, Sr., Attorney ♦ 66 Linoberg Street Sonora, CA ♦ (650) 327-4366

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